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CONSENT OF INDEPENDENT AUDITORS

CDC MPT+ Funds:

We consent to the use in Post-Effective Amendment No. 2 to Registration Statement No. 333-66279 of our report dated December 8, 2000, appearing in the Annual Report to Shareholders for the year ended October 31, 2000, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectus which is part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Counsel" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
February 19, 2001